AMERICAN AADVANTAGE
                                 MILEAGE FUNDS

                                                               February 1, 2002
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                                          FUNDS THAT MAY BE REORGANIZED:
                                          American AAdvantage Balanced Mileage Fund, #95
                                          American AAdvantage Large Cap Value Mileage Fund, #96
                                          American AAdvantage Small Cap Value Mileage Fund, #749
                                          American AAdvantage International Equity Mileage Fund, #97
                                          American AAdvantage S&P 500 Index Mileage Fund, #698
                                          American AAdvantage Short-Term Bond Mileage Fund, #94
                                          American AAdvantage Intermediate Bond Mileage Fund, #531
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Dear Mileage Shareholder:

You recently received a Proxy Statement regarding the reorganization of the American AAdvantage Mileage Funds. We would like to encourage you to vote via phone or Internet prior to the shareholder meeting on Wednesday, February 13th.

As a reminder, shareholders are being asked to vote for the Mileage Funds reorganization, whereby existing shares will be exchanged for shares of the corresponding American AAdvantage Funds-PlanAhead Class ("PlanAhead Class") shares effective March 1, 2002. PlanAhead Class shares invest in the same pool of assets as the Mileage Funds, providing shareholders the same fund managers and long-term performance with a lower expense ratio.

                                IMPORTANT NOTICE
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A majority shareholder vote FOR the Fund reorganization will cause an automatic exchange of your current Mileage Fund shares into the corresponding PlanAhead Class. THIS WILL BE TREATED AS A NON-TAXABLE EVENT TO THE SHAREHOLDERS.

If there are not enough shareholder votes for a quorum or if a majority of shareholders vote AGAINST the Fund reorganization, the Fund will be liquidated. THIS WILL BE TREATED AS A TAXABLE EVENT TO THE SHAREHOLDERS.
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                                   VOTE TODAY!
           PLEASE NOTE THAT YOU MUST DO SO BY TUESDAY, FEBRUARY 12TH.

IT'S QUICK AND EASY TO VOTE YOUR SHARES:
O     CALL 1-877-779-8683 OR LOG ON AT WWW.EPROXYVOTE.COM/AAAMR
O     ENTER YOUR CONTROL NUMBER(S): [[CONTROL]]
                                    [[CONTROL_2]]
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Please note that although American Airlines  AAdvantage(R)  miles will no longer be offered in connection with your investment, you will retain any AAdvantage miles you have already received. If you're still interested in receiving
AAdvantage(R) miles, the Money Market, Municipal Money Market, and U.S. Government Money Market Mileage Funds will continue to be available for investment. Please contact us at 800-388-3344, option 4 to receive important information regarding an investment in these funds.

                                           Sincerely,

                                           William F. Quinn, President
                                           American AAdvantage Mileage Funds